                                                                    EXHIBIT 10-V



                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and entered into by and between Veritas DGC Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Anthony Tripodo, an individual currently resident in Houston, Texas (hereinafter referred to as "Employee") effective as of April 1, 2001.

         Attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information; and the term of employment.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1. General Duties of Employer and Employee.

a. Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its Executive Vice President & President, NASA Group. At the commencement of this Agreement, Employee will report to the Chief Operating Officer of Employer. The powers, duties and responsibilities of Employee as Executive Vice President include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in the Company's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of Employer (hereinafter referred to as the "Board").

b. While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

c. At the commencement of Employee's employment by Employer, Employee will be based at Employer's headquarters located at 10300 Town Park, Houston, Texas (the "Place of Employment).

d. Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer's business, its interests or its reputation.

Section 2. Compensation and Benefits.

a. Employer will pay to Employee during the term of this Agreement a base salary of $20,000 per month. The Compensation Committee of the Board will review Employee's base salary from time to time and, during the term of this Agreement, may increase, but may not decrease, Employee's base salary. The base salary, including any increase thereof, will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

b. Employee will be eligible to participate in Employer's Key Contributor Incentive Compensation Plan with a target of 40% and a maximum of 80% of Employee's annual base salary. During each subsequent fiscal year during the term of this Agreement, Employee will be eligible to participate in that year's Key Contributor Incentive Plan or other replacement incentive or bonus plan Employer establishes for its key executives.

c. Employee will be eligible for future option grants under Employer's Key Contributor Incentive Compensation Plan (or other replacement incentive or bonus plan Employer establishes for its key executives).

d. Employee will be entitled to paid vacation of not less than four weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

e. Employer will pay or reimburse Employee for all membership fees (other than initiation fees), dues and assessments relating to Employee's current membership at The Houstonian, Houston, Texas.

f. Employee will be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement.

g. Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the key management employees of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses. Specifically, Employee will be entitled to participate in the Veritas

DGC Inc. Deferred Compensation Plan as long as it is made available to other key management employees.

h. Employer, during the term of this Agreement and thereafter without limit of time, will indemnify Employee for claims and expenses to the extent provided in Employer's Certificate of Incorporation and Bylaws. Employer will also provide Employee coverage under Employer's policies of directors' and officers' liability insurance to the same extent as other executive officers of the Company during the term of this Agreement. In addition, that one certain Indemnity Agreement between Employee and Employer dated March 7, 2000 remains in full force and effect.

i. All salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3. Fiduciary Duty; Confidentiality.

a. In keeping with Employee's fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

b. As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, "Confidential Information") and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of the Employer; (ii) in the course of the proper performance of the Employee's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by the Employee; (iv) for information that becomes available to Employee on a nonconfidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.

c. Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee's possession or under his control which embody any of Employer's Confidential Information.

Section 4. Term.

         This Agreement will commence on April 1, 2001 and will continue in effect until the earlier to occur of the following: (i) termination in accordance with Section 5; (ii) Employee's death; or (iii) Employee's sixty-fifth birthday. In the event this Agreement terminates on Employee's sixty-fifth birthday, Employee will thereafter continue to be employed by Employer as an employee at will.

Section 5. Termination by Employer or Employee.

a. Either Employee or Employer may terminate Employee's employment at any time for any or no reason upon fourteen (14) days written notice.

b. Employer may terminate this Agreement by reason of Employee's Disability (as hereinafter defined) after such condition of Disability has existed for at least 180 consecutive days. Employer will give Employee sixty days notice of its intention to effect such termination pursuant to this Section 5.b. As used in this Agreement, "Disability" will mean permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or any successor provision.

c. Employer may terminate this Agreement upon the determination by a majority of the entire Board that Cause (as hereinafter defined) exists therefor. As used in this Agreement, "Cause" means (i) the willful and continued failure by Employee substantially to perform his obligations under this Agreement (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions, (ii) Employee's willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude, or (iii) Employee's material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach. If the Board determines that Cause exists, Employer may (A) terminate this Agreement effective immediately or at a subsequent date or (B) condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements.

d. Employee will have the right to terminate this Agreement and his employment hereunder for "Good Reason," which for purposes of this Agreement means (i) Employer's failure to comply with any of the provisions of Section 2 of this Agreement and which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach; (ii) Employer's breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach; (iii) the assignment to Employee of any duties inconsistent with Employee's position (including status, offices, titles, and reporting requirement), duties, functions responsibilities, or authority as contemplated by Section 1 of this Agreement or other action by the Employer that results in a diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such position, functions, responsibilities or authority; or (iv) the relocation of the Place of Employment to a location more than fifty miles (50) miles from the Place of Employment.

Section 6. Effect of Termination.

a. Upon termination of this Agreement by Employer for Cause; or by Employee other than for Good Reason, all compensation and benefits will cease upon the date of termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the date of termination,
(ii) Employee's pro rata base salary through the date of termination; (ii) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the date of termination; and (iii) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

b. Upon automatic termination of this Agreement due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the date of termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the date of termination, (ii) Employee's pro rata base salary through the date of termination; (iii) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the date of termination; and (iv) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

c. Upon termination of this Agreement due to Employee's reaching his sixty-fifth birthday, Employee will continue to be employed by Employer as an employee at will.

d. Upon termination of (i) Employee's employment by Employer at any time for any reason other than for Cause or due to Employee's Disability; or (ii) this Agreement by Employee for Good Reason during the term hereof, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the date this Agreement is terminated, and Employer will pay or provide to Employee:

         i. Employee's pro rata annual salary through the date of termination;

         ii. incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement; and

         iii. within thirty days of said termination, a severance benefit equal to two years of Employee's annual base salary.

All other compensation and benefits will cease upon the date of termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the date of termination, (ii) any rights Employee or his survivors may have under the Restricted

Stock Agreement or under any grants of options to purchase Employer's Common Stock made in accordance with Section 2.b. hereof; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan.

The payments and benefits provided under this Section 6 will be payable without regard to Employee's other income or his ability to obtain other employment and Employee will be under not duty to mitigate the amount payable under this section.

As a condition to making the payments and providing the benefits specified in
Section 6.d., Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit D attached hereto.

Section 7. Miscellaneous.

a. For a period of one year after the termination of Employee's employment with Employer, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or its affiliates to leave his or her employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer.

b. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 7.

         If to Employer, to:

                  Veritas DGC Inc.
                  10300 Town Park
                  Houston, Texas 77072
                  Attention: Chief Executive Officer

         If to Employee, to:

                  Mr. Anthony Tripodo
                  247 Tamerlane
                  Houston, Texas 77024

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

c. This Agreement will be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and to Employee, his heirs, executors, administrators, representatives and assigns; provided, however, Employee agrees that his rights, duties and obligations hereunder are personal to him and may not be assigned by him without the express written consent of Employer.

d. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

e. If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

f. The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 8. Arbitration.

a. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of arbitration, including reasonable attorneys' fees. Regardless of the outcome of the arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of arbitration.

b. Notwithstanding the provisions of Section 8.a., Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Sections 3.b., 3.c., or 7.a. hereof.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.


                                    EMPLOYER:

                                    VERITAS DGC INC.


                                    By:
                                       -----------------------------------------
                                           David B. Robson
                                           Chairman & Chief Executive Officer


                                    EMPLOYEE:



                                    --------------------------------------------
                                           Anthony Tripodo

                       AGREEMENT AND RELEASE OF ALL CLAIMS


         This Agreement, entered into as of the date written by Employee's signature below, is by and between Veritas DGC Inc. ("Veritas"), a Delaware corporation, and Anthony Tripodo ("Employee"). (As used in this Agreement, the term "Veritas" includes Veritas DGC Inc. and all of its subsidiary and affiliated companies).

         Veritas and Employee agree as follows:

         Section 1. Within 5 business days after the Separation Date, as defined in Section 3 below, and whether or not Employee executes and returns this Agreement, Veritas will pay Employee the following amounts:

         o        Employee's regular base salary prorated through the Separation
                  Date;

         o        Employee's vacation pay accrued as of the Separation Date; and

         o any expense reimbursement owed to Employee under Veritas policy.

All of the above amounts will be REDUCED by applicable taxes and withholding.

         Section 2. Within 10 calendar days after the Effective Date, as defined in Section 16 below, Veritas will pay to Employee a lump sum equal to __________ (this amount will be REDUCED by applicable taxes and withholding).

         Section 3. Employee's termination from employment will be effective at the close of business on the Separation Date. The SEPARATION DATE as used in this Agreement means _________.

         Section 4. Employee agrees to release Veritas from any claims he has or may have against Veritas as of the date he signs this Agreement. The claims he is releasing include all of the following:

         o        any claims under any bonus or incentive plans;

         o any claims for tortious action or inaction of any sort ("tortious action or inaction" means, among other things, claims for such things as negligence, fraud, libel, or slander);

         o any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

         o any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

         o any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee's or applicant's disability);

         o any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers' compensation benefits; and,

         o any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy.

The release contained in this Section 4 WILL NOT affect any of the following:

         o Employee's rights or benefits under Veritas' 401(k) retirement savings plan, Veritas' Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date (Employee's rights and benefits will be determined by the applicable plan documents);

         o Employee's right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

         o Employee's right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant;

         o Employee's rights under any restricted stock agreement between Employee and Veritas DGC Inc. under the terms of which Employee has been granted Veritas DGC Inc. restricted stock;

         o Any other benefit to which Employee may be entitled under any other health or benefit plan (in accordance with the applicable plan documents); or

         o Employee's rights under any workers' compensation statue; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

         Section 5. Veritas and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Veritas is making payment to Employee in exchange for a release of claims, Veritas does not admit any wrongdoing of any kind.

         Section 6. Employee agrees to assist Veritas in defending any legal proceedings against Veritas arising out of matters which occurred on or prior to the Separation Date. Veritas agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

         Section 7. Employee recognizes that he has had access to certain confidential information of Veritas and that all such confidential information constitutes valuable, special, and unique property of Veritas. Employee agrees that he will not, without the prior written consent of Veritas, disclose to anyone not properly entitled thereto any confidential information relative to the business, results of operations, financial condition, or activities of Veritas. Employee may, however, disclose any such information if disclosure is required by a court or by law or if failure to disclose it would subject Employee to liability for Veritas' acts or omissions.

         Employee agrees that he has not taken with him or retained and will not take with him or retain, without written authorization from Veritas, any property of Veritas. This includes papers, files, or other documents (including computer discs and other magnetic data) of any kind belonging to Veritas or pertaining to the business, results of operations, financial condition, or activities of Veritas.

         Section 8. For a period of 1 year after the Separation Date, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee or contractor of Veritas or its affiliates to leave his or her employment; or (ii) induce or attempt to induce any such employee or contractor to breach her or his employment agreement or contract with Veritas.

         Section 9. This Agreement has been delivered to Employee on
_____________.

         o Employee will have 21 calendar days from ___________ or until the close of business on ___________ to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Veritas on or before __________, this Agreement will become null and void.

         o Veritas and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 21-day period specified in the previous paragraph will not restart or be extended.

         o After signing this Agreement, Employee will have the right to revoke the Agreement for a period of 7 calendar days after signing it by (a) notifying Veritas in writing that Employee revokes the Agreement and (b) returning to Veritas any consideration paid Employee under Section 2 above. In the event Employee revokes the Agreement, it will become null and void.

         Section 10. Employee acknowledges that he has read this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against Veritas.

         Section 11. Employee acknowledges that he makes this Agreement knowingly and voluntarily.

         Section 12. This Agreement constitutes the entire understanding between Veritas and Employee with respect to the subject matter hereof.

         Section 13. This Agreement will benefit and be binding upon Veritas and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

         Section 14. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

         Section 15. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

         Section 16. This Agreement will become effective and enforceable only after a period of 7 days has expired following Employee's execution and delivery of this Agreement to Veritas (this date is referred to in this Agreement as the "EFFECTIVE DATE").

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
                      ACCORDANCE WITH THE FOLLOWING SECTION

         Section 17. Veritas and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Veritas agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Veritas will reimburse Employee for his reasonable costs and expenses of arbitration, including reasonable attorneys' fees. Regardless of the outcome of the arbitration, Veritas will pay all fees and expenses of the arbitrators and all of Veritas' costs of arbitration.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                    VERITAS:

                                    VERITAS DGC INC.
                                     and subsidiary and affiliated companies


                                    By:
                                       -----------------------------------------



                               NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO VERITAS.

                                    EMPLOYEE:



                                    --------------------------------------------
                                    Anthony Tripodo

                                    Date:
                                         ---------------------------------------